Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts”, and the inclusion of our report dated March 24, 2014, for the year ended December 31, 2013 related to the financial statements of Pershing Gold Corporation (Formerly Sagebrush Gold Ltd.) included in its Annual Report (Form 10-K) for the year ended December 31, 2013 and the unaudited interim financial statements for the nine months ended September 30, 2014 both as filed with the Securities and Exchange Commission, which appears in Pershing Gold Corporation’s Registration Statement on Form S-1 filed on or about December 04, 2014.

/s/ KBL, LLP

KBL, LLP

New York, NY

December 04, 2014

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